Exhibit 10(nn)

Confidential Materials omitted and filed separately with
the Securities and Exchange Commission. Asterisks denote omissions.

Supplemental Settlement Agreement

And

Amendment of Existing Contracts

Between Northwestern Resources Company

and

Texas Genco, L.P.

SUPPLEMENTAL SETTLEMENT AGREEMENT AND
AMENDMENT OF EXISTING CONTRACTS
January 30, 2004

           This agreement is made and entered into between Northwestern Resources Co. ("NWR") and Texas Genco, L.P. ("TG").

A. RECITATIONS

          1.     TG is the owner and operator of the Limestone Electric Generating Station ("LEGS"), and the successor to the rights and obligations of Reliant Energy, Incorporated ("REI") under Settlement Agreement and Amendment of Existing Contracts dated August 2, 1999 ("1999 Settlement Agreement").

          2.      Certain disputes have arisen between TG and NWR concerning the interpretation and performance of the 1999 Settlement Agreement as reflected at least in part by the claims asserted by NWR in Cause No. 26,565-A pending in the District Court of Limestone County, Texas, 77th Judicial District ("Limestone County Case") and by the claims asserted by TG in Cause No. 2003-23680, originally filed in the District Court of Harris County, Texas, 234th Judicial District ("Harris County Case"), which case was dismissed and is currently pending on appeal to the Court of Appeals for the First Judicial District of Texas, at Houston ("Houston Appeal").

          3.     TG and NWR have agreed to settle some of the matters in dispute between them pursuant to the terms outlined below.

B. AGREEMENT

     1.     Except as expressly amended by the terms set forth herein, the 1999 Settlement Agreement and the other agreements between the parties remain in full force and effect.

1

          2.     QUANTITY. NWR agrees to mine and sell to TG [**] Tbtu per year for the years 2004-2007 inclusive (deemed herein as "Commitment" volumes). At NWR's discretion upon written notice to TG no later than [**] of each year before the year of purchase, NWR may increase or decrease its sales in 2005-2007 by up to [**] TBtu, non-cumulative year to year. TG waives any claimed right to reduce lignite volumes to [**] % based on Article D.23 of the 1999 Settlement Agreement for years 2004 through 2007 inclusive. Subject to the force majeure provision of the Lignite Supply Agreement which are carried forward into the 1999 Settlement Agreement, if TG fails to purchase the quantities specified in Paragraph 2 hereof, or if NWR fails to supply the quantities of lignite specified in Paragraph 2 hereof, the parties shall have their respective legal rights to seek damages, if any, under Texas law for breach. NWR waives and releases any rights it may have under Section 15.2 of the Lignite Supply Agreement for additional compensation in the event of force majeure during the period July 1, 2002 through 2007, inclusive.

          3.     RIGHTS OF FIRST REFUSAL.

          a.     For the period 2004 through 2007, inclusive, NWR waives its rights of first refusal under the 1999 Settlement Agreement for any additional fuel requirements of LEGS not supplied by NWR pursuant to this Agreement. With the exception of petroleum coke, sales and purchases of which are governed by Article E of this 1999 Settlement Agreement, TG may purchase, stockpile, and/or burn any fuel that LEGS may need in addition to the quantities of lignite specified in Paragraph 2 of this Agreement.

          b.     For the period 2004 through 2007, inclusive, TG waives its rights under Article D.20 of the 1999 Settlement Agreement to substitute PRB coal for the lignite volumes specified in Paragraph 2 of this Agreement.

2

          4.     DELIVERY SCHEDULE. The parties have already agreed upon a schedule of monthly deliveries for 2004. The monthly delivery schedules for the years 2005 through 2007 shall be agreed between the parties no later than [**] of the year preceding the date of delivery. TG and NWR shall work together to develop monthly and daily delivery schedules which will support the requirements of LEGS pursuant to the provisions of Article D.16 of the 1999 Settlement Agreement and specifically subject to the provisions of Article D.19 of the 1999 Settlement Agreement.

          5.     QUALITY. NWR shall deliver lignite that is reasonably free of partings and extraneous materials and that has the following quality standards:

Calorific content:	Greater than or equal to [**] Btus per pound, seven-day rolling average

Sulfur content:	NWR shall use commercially reasonable efforts to deliver lignite containing less than or equal to [**] pounds SO2 per million Btus, seven-day rolling average

Ferric Oxide content:	NWR shall continue to use commercially reasonable efforts to deliver lignite containing ferric oxide less than or equal to [**] % of dry ash, based on the now existing sampling and analysis program

In every instance in which NWR is unable simultaneously to achieve the Btu standard in Paragraph D.19 of the 1999 Settlement Agreement and the sulfur and/or ferric oxide content standard stated above, NWR will notify TG as soon as practical so that TG and NWR may develop a mutually acceptable solution.

3

          6.     PRICE. TG will pay NWR $[**] per million Btu for lignite delivered January 1, 2004 through December 31, 2007 ("Redetermined Price); provided that this price will be [**] by $[**] per million Btu for the 2007 Commitment volume of [**] Tbtu and further provided that, in the event that the $[**] per million Btu [**] in 2007 for any reason (including force majeure) does not yield a [**] totaling $[**], then [**] will [**] by January 15, 2008 an amount equal to $[**] less the amount of the [**] received on lignite sold in 2007. In no event will the $[**] per million Btu [**] apply to any 2007 lignite volumes above [**] Tbtu.

          7.     ROYALTY CLAIMS. TG will waive any and all royalty claims on production and/or sales and any other payments from interests in fee property, lignite leases, and lignite royalties within the Jewett Mine during the period July 1, 2002 through December 31, 2007, inclusive.

          8.     PENDING LITIGATION.

          a.      Limestone County Case. NWR agrees to dismiss with prejudice the following claims asserted in its Second Amended Petition in the Limestone County case: (i) the first cause of action for breach of contract as set forth in Paragraph 29 and (ii) the claims for attorneys' fees as set forth in Paragraph 31. NWR agrees to dismiss without prejudice the claims it has asserted in Paragraph 30 of its Second Amended Petition in the Limestone County case, and not to assert such claims prior to January 1, 2008 or to assert any breaches or defaults based thereon arising prior to January 1, 2004. NWR and TG jointly and mutually release each other for all claims of breach of the 1999 Settlement Agreement relating to volumes and pricing of lignite for events before January 1, 2004. TG agrees to dismiss with prejudice its counterclaim filed in the Limestone County case. These dismissals will end the Limestone County litigation, and each party shall bear its own costs.

          b.     Harris County Case/Houston Appeal. TG agrees to dismiss its appeal of the dismissal of the Harris County case, with each party to bear its own costs.

4

          9.     ARBITRATION. This Supplemental Settlement Agreement makes moot at this time any claims between the parties that are subject to arbitration. Upon the governor of Texas signing legislation enacting any Texas severance, production, consumption, and/or sales tax, as provided under Paragraph 10 below, and unless the party incurring such tax notifies the other party that it will not exercise either its renegotiation or termination options under Paragraph 10 below, either party may immediately seek to have the AAA provide a list of arbitrators as specified in Article H of the 1999 Settlement Agreement, and the parties shall proceed to select an arbitrator from that list as provided in Article H. If no Texas severance, production, consumption, and/or sales taxes are enacted, as provided under Paragraph 10 hereof, the parties recognize that arbitrable issues may arise before 2008 and that it would be desirable to appoint an arbitrator prior to 2008 to be available to resolve those issues consistent with the provisions of Article H of the 1999 Settlement Agreement. By January 15, 2007, the parties shall meet and confer in an effort to identify an agreed upon arbitrator. If the parties are unable to agree upon an arbitrator by January 15, 2007, either party may immediately seek to have the AAA provide a list of arbitrators as specified in Article H. of the 1999 Settlement Agreement, and the parties shall proceed to select an arbitrator from that list as provided by Article H.

          Additionally, both parties agree that the Plant Savings shall be calculated by the most up to date plant modeling computer program; the parties recognize that at the time of execution hereof that program is [**], and the parties recognize that improvements in computer models may occur between now and 2008 that warrant using a different program; if the parties are unable to agree on which program is appropriate, that issue shall be resolved by arbitration consistent with the provisions of paragraph H of the 1999 Settlement Agreement.

5

          10.     TEXAS SEVERANCE, PRODUCTION, CONSUMPTION AND/OR SALES TAX. In the event that the State of Texas adopts or increases any severance, production, consumption and/or sales tax applicable to coal and/or lignite severance, production, consumption and/or sales consummated during the period from January 1, 2004 through December 31, 2007, then the incurring party shall have 90 days from the date of the governor's signature on the subject legislation to exercise the option of (i) renegotiating the price and/or tonnage set forth in this Agreement or (ii) terminating this Supplemental Settlement Agreement and all non-executed terms and conditions hereof shall be void, except that neither party may claim reimbursement or additional compensation for sales of lignite completed prior to the effective date of the imposition of the subject tax. Upon termination of this Supplemental Settlement Agreement, as provided in this Paragraph 10, the price shall be established pursuant to the terms and conditions of the 1999 Settlement Agreement, provided that the [**] provisions of Paragraph 6 hereof shall survive termination of this Supplemental Settlement Agreement, and shall be applied to the Redetermined Price established for 2007. Both parties shall cooperate and use reasonable commercial efforts to minimize governmental imposition of any severance, production, consumption and/or sales tax applicable to coal and/or lignite severance, production, consumption and/or sales consummated during the period from January 1, 2004 through December 31, 2007.

6

           AGREED TO this    30    day of January, 2004.

TEXAS GENCO, LP
By: Texas Genco GP, LLC
Its: General Partner

By: /s/ David G. Tees
David G. Tees
Its: President and CEO

NORTHWESTERN RESOURCES CO.

By: /s/ Todd A. Myers
Todd A. Myers
Vice President-Sales & Marketing

7